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Exhibit 99.1

TENDER OFFER ANNOUNCED FOR GREAT LAKES DREDGE & DOCK CORPORATION
11 1/4% SENIOR SUBORDINATED NOTES DUE 2008

        CHICAGO, Ill.—December 1, 2003—GLDD Merger Sub, Inc. ("GLDD") announced today that, in connection with the previously announced acquisition (the "Acquisition") of Great Lakes Dredge & Dock Corporation ("Great Lakes") by affiliates (including GLDD) of Madison Dearborn Partners, LLC, a Chicago-based private equity firm, GLDD has commenced a cash tender offer relating to any and all of the $155 million outstanding aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2008, CUSIP No. 390606AB7 (the "Notes") issued by Great Lakes.

        In conjunction with the tender offer, GLDD is also soliciting consents to adopt proposed amendments to the indenture under which the Notes were issued (the "Indenture") that would eliminate substantially all restrictive covenants and certain event of default provisions. The tender offer and consent solicitation are being made upon the terms and subject to conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated December 1, 2003 (the "Offer to Purchase").

        The tender offer consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer shall be $1,031.25. In addition, holders who validly tender their Notes and deliver consents prior to 5:00 p.m., New York City time, on December 11, 2003 will also be entitled to receive a consent payment of $30.00 for each $1,000 principal amount of Notes (the "Consent Payment") validly tendered and not withdrawn. Holders whose valid tenders are received after the Consent Date, but prior to 12:00 midnight, New York City time, on December 29, 2003 (the "Expiration Date"), will not receive the Consent Payment. GLDD currently intends to cause Great Lakes to redeem any Notes not tendered in the tender offer upon the consummation of the Acquisition under the terms of the Indenture. The current redemption price for the Notes is $1,056.25 for each $1,000 principal amount of Notes, plus accrued and unpaid interest.

        The tender offer and consent solicitation are being made in connection with the Acquisition. GLDD expects to finance the tender offer and the Acquisition from borrowings by Great Lakes under a new credit facility, a private placement of new notes to be issued by Great Lakes and the issuance of equity securities by Great Lakes' parent corporation. The new notes of Great Lakes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

        GLDD's obligation to accept for purchase and to pay for the Notes validly tendered in the tender offer is subject to the satisfaction of certain conditions including, among other things, the consummation of the Acquisition and acceptance by GLDD of the Notes for purchase pursuant to the terms of the tender offer, each as described in more detail in the Offer to Purchase.

        This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase.

        GLDD has retained Lehman Brothers Inc. to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (888) 567-1626 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer and consent solicitation should be directed to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

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TENDER OFFER ANNOUNCED